UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 1, 2010 (March 26, 2010)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 —	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On March 26, 2010, the Compensation Committee of the Board of Directors of the Company, after review and consideration of the Company’s overall and relative financial performance for fiscal year 2009 and an assessment of the individual and relative performance of the executive officers of the Company during 2009, in consultation with Lewis W. Dickey, Jr., Chairman, President and Chief Executive Officer, approved discretionary cash bonus payments for the following named executive officers: Jon G. Pinch, Executive Vice President and Co-Chief Operating Officer, $120,000; John W. Dickey, Executive Vice President and Co-Chief Operating Officer, $145,000; and J.P. Hannan, Senior Vice President, Treasurer and Chief Financial Officer, $17,500. The Compensation Committee, taking into account similar criteria, approved a $469,000 discretionary cash bonus payment for Mr. L. Dickey.
     In addition, the Compensation Committee approved awards of 320,000 shares of restricted common stock, pursuant to the Company’s 2008 Equity Incentive Plan, to Mr. L. Dickey. The awards were made in accordance with Mr. L. Dickey’s employment agreement, and were comprised of 160,000 time-vested shares (vesting at a rate of 80,000 shares on the second anniversary of the date of grant, and 40,000 shares on each of the third and fourth anniversary of the date of grant) and 160,000 performance-based shares, all of which would vest in accordance with the terms and conditions of the employment agreement and the Company’s 2008 Equity Incentive Plan, on March 31, 2013. The Compensation Committee also approved awards of restricted common stock, pursuant to the Company’s 2008 Equity Incentive Plan, for each of the named executive officers below in the following aggregate amounts: Jon G. Pinch, Executive Vice President and Co-Chief Operating Officer, 40,000 time-vested shares; John W. Dickey, Executive Vice President and Co-Chief Operating Officer, 70,000 time-vested shares; and J.P. Hannan, Senior Vice President, Treasurer and Chief Financial Officer, 10,000 time-vested shares. Each of these awards vests at a rate of 50% of the award on the second anniversary of the date of grant, and 25% of the award on each of the third and fourth anniversary of the date of grant.
     The Compensation Committee also reviewed the three-year performance criteria established in March 2007 for the 160,000 performance-based shares of restricted stock awarded to Mr. L. Dickey on March 1, 2007. The vesting conditions for those restricted shares required that the Company achieve specified financial performance targets for the three-year period ending December 31, 2009. The specified threshold was not achieved for that cycle. Nevertheless, the Compensation Committee determined that in light of the unprecedented adverse developments in the economy in general, and the radio industry in particular, it would be appropriate to modify the performance requirements and extend the vesting period so that Mr. L. Dickey would retain the ability to achieve vesting on those shares of restricted stock if the revised performance criteria was achieved. Accordingly, and effective as of March 1, 2010, the terms of Mr. L. Dickey’s 2007 performance-based restricted stock award of 160,000 shares were amended to provide that those shares would vest in full on March 31, 2013 if the Company achieves specified financial performance targets for the three year period ending December 31, 2012.

     Finally, the Compensation Committee approved the 2011 annual short-term incentive opportunity for Mr. L. Dickey, for performance in 2010 in accordance with his employment agreement. After review of management’s 2010 operating budget, the Compensation Committee established certain criteria that would allow Mr. L. Dickey to earn a cash bonus of between $470,000 and $940,000 if certain financial performance target levels are achieved for 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: April 1, 2010